EXHIBIT 5

July 23, 1998

Guardian International, Inc.
3880 N. 28th Terrace
Hollywood, Florida 33020-1118

Ladies and Gentlemen:

As counsel for Guardian International, Inc, a Nevada corporation (the "Company"), we have participated in the preparation and filing of a registration statement on Form SB-2 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof (the "Registration Statement") in connection with the proposed offering of 1,981,700 shares (the "Shares") of Class A Voting Common Stock, par value $.001 per share, of the Company.

In connection therewith, we have reviewed the Company's Articles of Incorporation, as amended to date, the Company's Amended and Restated By-Laws and such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby. As to all matters pertaining to Nevada law, we have relied on the opinion of Lionel Sawyer & Collins, Reno, Nevada, Nevada counsel to the Company, of even date herewith.

Based on and subject to the foregoing, we are of the opinion that the Shares, when sold as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us in the Prospectus included in the Registration Statement under the caption "Legal Matters."

Very truly yours,

/s/ STEEL HECTOR & DAVIS LLP
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STEEL HECTOR & DAVIS LLP